Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders

Musiwave S.A.:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-109547, No. 333-130042) and Form S-8 (Nos. 333-81215, 333-35394, 333-36832, 333-40850, 333-67200, 333-67186, 333-44926, 333-40840, 333-54726, 333-46142, 333-97925, 333-84522, 333-115081, 333-131008, 333-128926) of Openwave Systems Inc. of our report dated March 22, 2006 with respect to the consolidated balance sheet of Musiwave S.A. and subsidiaries as of June 30, 2005 and the related consolidated statements of operations, and cash flows for the twelve-month period then ended, which report appears in the Current Report on Form 8-K/A of Openwave Systems Inc.

/s/ KPMG S.A.

Paris La Défense, France

March 22, 2006